TERM NOTE

$2,150,000.00	May 1, 2005

FOR VALUE RECEIVED, UCN, INC., a Delaware corporation (the “Obligor”) promises to pay to the order of

Transtel Communications, Inc., a Delaware corporation	$ 1,075,000.00
Tel-America of Salt Lake City, Inc., a Utah corporation	$ 645,000.00
Extelcom, Inc., a Utah corporation	$ 315,000.00
Communication Recovery Services, Inc., a Utah corporation	$ 21,500.00
National Network Corporation, a Colorado corporation	$ 93,500.00
Total Principal	$ 2,150,000.00

(each of the foregoing a “Lender” and collectively the “Lenders”) in lawful money of the United States of America, in immediately available funds, at the times and place and in the manner set forth herein, and to pay interest from the Closing Date on the unpaid principal at the rate of eight percent (8%) per annum, in like money. All or any portion of the principal amount of this Note may be prepaid by Obligor without premium or penalty. Partial prepayments of principal will be applied to payment of installments in the reverse order they are due.

This Term Note is given by Obligor pursuant to the Asset Purchase Agreement with an effective date of May 1, 2005 (the “Purchase Agreement”) to which Obligor and Lenders are parties. All capitalized terms used herein that are not otherwise defined shall have the same meaning set forth in the Purchase Agreement. If the Closing does not occur and the Purchase Agreement is terminated, this Note will automatically become null and void.

1.          Payment.     All payments of principal and interest on this Note to the Lenders shall be paid to Transtel Communications, Inc., as agent for the Lenders (the “Agent”) at 236 E. Capitol Street, Jackson, MS 39201. Principal shall be paid in thirty-six (36) equal monthly installments on the same day of the month (the “Payment Date”) as the Closing Date beginning in the first calendar month following the calendar month in which the Closing occurs. On the Payment Date Obligor shall pay to Agent for the benefit of the Lenders all unpaid interest that accrues through the day immediately preceding the Payment Date. Whenever any Payment Date would fall on a day that is not a Business Day, the Payment Date shall be the immediately following Business Day. Obligor is entitled to make payment of principal and interest by way of recoupment pursuant to Section 8.4 of the Purchase Agreement.

2.          Default.      The Term “Event of Default” shall mean any of the events set forth in this Section 2.

(a)        The Obligor shall default in the payment when due of any principal or interest of this Note and such default shall continue unremedied for a period of five days;

(b)        The Obligor shall:

(i)         become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

(ii)         apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Obligor any of its property or make a general assignment for the benefit of creditors;

(iii)        in the absence of such application, consent, or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Obligor or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days;

(iv)        permit or suffer to exist the commencement of any bankruptcy, plan reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Obligor and, if such case or proceeding is not commenced by the Obligor, such case or proceeding shall be consented to or acquiesced in or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or

(v)        take any action authorizing, or in furtherance of, any of the foregoing.

(c)        The Obligor shall become liable for the payment of any indemnification amount pursuant to Section 8.2 of the Purchase Agreement, or shall default under the terms of the Security Agreement.

(d)        If any Event of Default described in this Section 2 shall occur, the outstanding principal amount and interest of this Note shall automatically be and become immediately due and payable without notice, demand, or presentment. From and after the date of acceleration of the payment of principal and interest, the unpaid balance shall accrue interest at the rate of 12 percent per annum. The Obligor hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note.

3.          Costs and Expenses.      The Obligor agrees to pay and reimburse the Agent and each of the Lenders upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by any of them in enforcing this Note or in connection with any restructuring or “work-out” of any obligation payable hereunder.

4.          Security.      This Note is secured by certain collateral as provide in the Security Agreement.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF UTAH.

THE OBLIGOR AND EACH OF THE LENDERS (BY THEIR ACCEPTANCE HEREOF) HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE.

OBLIGOR

UCN, INC.

By:	/s/
Paul Jarman, President